SPLIT DOLLAR INSURANCE AGREEMENT
                                      for
                              JACKSON H. RANDOLPH


THIS AGREEMENT, effective as of May 1, 1993, is by and between THE CINCINNATI GAS & ELECTRIC COMPANY ("CG&E"), and Jackson H. Randolph ("Randolph"), an employee of the Employer.

                             W I T N E S S E T H:

WHEREAS, CG&E desires to assist Randolph in providing death benefits for his beneficiaries; and

WHEREAS, CG&E and Randolph desire to enter into this Split Dollar Insurance Agreement to set forth the terms and conditions under which Randolph will acquire and the parties will maintain a life insurance policy on the life of Randolph pursuant to CG&E's Executive Split Dollar Life Insurance Plan (the "Plan");

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and intending to be legally bound hereby, CG&E and Randolph agree as follows:

1.    Application for Insurance; Ownership of the Policy.
      Randolph shall apply to Northwestern Mutual Life Insurance Company (the "Insurer") for issuance of a life insurance policy (the "Policy") insuring Randolph's life in such amount as determined by CG&E. When the Policy is issued, the Policy number and initial face amount shall be recorded on Schedule A, which is attached to and incorporated in this Agreement. Randolph shall be the sole owner of the Policy and, subject to this Agreement and the Collateral Assignment, may exercise all ownership rights which the Policy grants to the policy owner. Except as otherwise provided in 2.c) of this Agreement, policy dividends shall be applied to purchase paid-up additional insurance protection.

2.    Payment of Premiums.

      a)    CG&E to Pay Premiums; Randolph to Reimburse for a Portion.
            Subject to 2.c) below, CG&E and Randolph shall each pay a portion of each premium due on the Policy as hereinafter set forth. Each premium on the Policy shall be paid by CG&E as it becomes due. Following each premium payment by CG&E, Randolph shall reimburse CG&E for a portion of the premium paid by CG&E. The amount of the reimbursement shall equal the value of the economic benefit attributable to the life insurance protection provided to Randolph under this Agreement. The value of the economic benefit shall be calculated using the lower of the P.S. 58 rates or the Insurer's term rates multiplied by the lesser of (i) Randolph's share of the death benefit as provided in Schedule B attached hereto or (ii) the Policy's total death benefit minus the cumulative amount of premiums on the Policy paid by CG&E other than funds reimbursed to it by Randolph.

      b) CG&E Required to Pay Premiums for Eight Years. Notwithstanding the foregoing, during the term of this Agreement CG&E shall pay a portion of the annual premium for 8 years commencing with the premium for the initial policy year beginning May 1, 1993; provided, CG&E may agree to pay such additional premiums as it and Randolph may agree.

      c) Randolph Required to Pay Premiums Thereafter. If CG&E is not obligated to pay a portion of the premium on the policy for any policy year during the term of this Agreement, Randolph shall pay such premium either in cash or by the application of policy dividends and/or surrenders of values, provided such application of policy dividends or surrender of values does not reduce CG&E's Policy Interest (as defined herein).

3. Collateral Assignment. To secure Randolph's reimbursement of the amount of premiums CG&E pays on the Policy pursuant to this Agreement, Randolph shall, promptly upon issuance of the Policy, assign and deliver the Policy to CG&E as collateral (the "Collateral Assignment"). Such Collateral Assignment shall be in such form as CG&E requires and shall grant to CG&E the limited rights in and to the Policy specified therein. All rights in and to the Policy not granted to CG&E by the Collateral Assignment or this Agreement, including but not limited to the right to designate and change the beneficiary of that portion of the Policy proceeds to which Randolph is entitled hereunder, shall be retained by Randolph. The Collateral Assignment is intended only to grant to CG&E a security interest in the Policy and this security interest shall not be interpreted in any way to include any incidents of ownership, except as provided in this Agreement and/or the Collateral Assignment. Such Collateral Assignment shall not be canceled, altered or amended except as provided in this Agreement by both parties. CG&E and Randolph agree to take all action necessary to cause such Collateral Assignment to conform to the provisions of this Agreement.

4.    Policy Interests.

      a)    CG&E's Policy Interest.

            1) Surrender or Cancellation. In the event of the surrender or cancellation of the Policy, CG&E's interest in the Policy is limited to its right to recover a portion of the cash value equal to the lesser of:

                  A) the cumulative amount of premiums on the Policy paid by CG&E other than funds reimbursed to it by Randolph, or

                  B)   the entire Policy cash value.

            2) Death. Upon Randolph's death, CG&E's interest in the Policy's death benefit is the greater of:

                  A) the Policy's total death benefit reduced by the death benefit payable to Randolph's beneficiary as provided in Schedule B, or

                  B) an amount equal to the cumulative amount of premiums on the Policy paid by CG&E other than funds reimbursed to it by Randolph.

            The Policy interests described in this 4(a) shall be referred to as "CG&E's Policy Interest."

      b) Randolph's Policy Interest. In the event of the surrender or cancellation of the Policy, Randolph's interest in the Policy shall be the total Policy cash value minus CG&E's interest in such cash value. Upon Randolph's death, his beneficiary's interest in the Policy's death benefit is the lesser of:

            1) Randolph's share of the death benefit as provided in Schedule B, which is attached and incorporated herein, or

            2) the Policy's total death benefit reduced by the cumulative amount of premiums on the Policy paid by CG&E other than funds reimbursed to it by Randolph.

      c) Allocation of Payments Under the Policy. Any payments made under the Policy to CG&E in connection with the rights granted to CG&E pursuant to this Agreement shall first be made from the Policy's cash value attributable to the paid-up additional life insurance purchased by dividends payable under the Policy. Randolph shall have no interest in the paid-up additional life insurance protection except to the extent the death benefit or cash value thereof exceeds CG&E's Policy Interest. Notwithstanding any provision in this Agreement or the Collateral Assignment to the contrary, neither CG&E nor Randolph shall have the right to obtain one or more policy loans without the express written consent of the other party.

      d) Effect of Early Death. Randolph acknowledges that if he dies during the first two years after the policy issued under the Plan is in force, and Randolph made any material misrepresentation in the policy application that would have resulted in a different classification or rating or in insurance not being accepted, a claim for benefits under the policy may be denied. Randolph also acknowledges that if, during the first year the policy issued under the Plan is in force, Randolph dies as a result of suicide, Policy death benefits will not be paid.

5. Termination of Agreement. This Agreement shall terminate upon the happening of any of the following:

      a)    April 30, 2008;

      b) Failure of Randolph to either pay his share of a premium or to reimburse CG&E for it's share of a premium pursuant to 2 hereof;

      c)    Termination of Randolph's employment for cause.

      d) Termination of Randolph's employment with CG&E prior to January 1, 1997 for any reason other than due to Randolph's disability or a change in control of CG&E; provided, however, that in its sole and absolute discretion the Board of Directors of CG&E may elect to continue this Agreement.

6.    Definitions.

      a) Termination for Cause. Termination for cause shall mean the termination of Randolph's employment with CG&E for any one or more of the following reasons:

            1) embezzlement or theft from CG&E, or other acts of dishonesty or disloyalty injurious to CG&E;

            2) use by Randolph of alcohol, drugs, narcotics, or other controlled substances to such an extent that Randolph's ability to perform his duties as an employee of CG&E is materially impaired;

            3) disclosing without authorization proprietary or confidential information of CG&E;

            4)    committing any act of gross negligence or gross malfeasance;
                  or

            5) conviction of a crime amounting to a felony under the laws of the United States of America or any of the several states.

            The determination of whether or not there has been termination for cause shall be made by the Board of Directors of CG&E provided that, if the terminated Randolph remains a member of the Board of Directors, he shall not participate in the determination.

      b) Disability. Disability shall mean the total and permanent inability of Randolph to perform the duties assigned him by CG&E for which his training or experience reasonably qualifies him. The disability may result from either physical or mental incapacity.

            1) In the event that either CG&E or Randolph shall raise the issue of disability, the Administrator shall give notice to Randolph of the name of a physician licensed to practice medicine in Ohio who will examine Randolph on behalf of CG&E. Randolph will make arrangements and allow himself to be examined by such physician within thirty (30) days thereafter. If Randolph disagrees with the findings of such physician, he will provide CG&E with the name of a second physician of his choosing who is licensed to practice medicine in Ohio within ten (10) days thereafter. The two physicians thus named will then be directed to name a third physician, also licensed to practice medicine in Ohio. Randolph will make himself available for additional examinations by the three physicians, and the decision as to Disability by any two of the three physicians shall be binding on all parties for a period of ninety (90) days.

            2) If the three physicians determine that Randolph's disability has ceased and if Randolph does not return to active full time employment with CG&E within ten (10) days of such determination, Randolph shall then be deemed to have terminated employment for a reason other than disability.

      c) Change in Control. A change in control means a change in control as defined in the Executive Severance Agreement which governs the severance benefits of Randolph.

7. Transfer of Policy Rights Upon Termination. If this Agreement terminates for any reason provided in 5, Randolph shall have the right to pay to CG&E within sixty (60) days following the date of such termination an amount equal to CG&E's Policy Interest. Upon receipt of such amount, CG&E shall promptly execute and deliver to Randolph an appropriate instrument releasing any and all rights of CG&E under the Collateral Assignment so that all rights under the Policy thereafter inure to Randolph. If Randolph fails to timely repay CG&E's Policy Interest as hereinabove provided, CG&E shall refund to Randolph any payment made by Randolph to CG&E or the Insurer for the unexpired portion of the premium payment period in which the termination of the Agreement occurred, and thereafter Randolph promptly shall execute any and all instruments required to vest sole ownership of the Policy in CG&E. Randolph shall thereafter have no further interest in the Policy and will be deemed to have satisfied all of his obligations for the repayment of any and all of CG&E's Policy Interest.



8.    Assignment.

      a) Randolph's Right to Transfer Interest in the Policy. Randolph may at any time transfer or assign his interest in the Policy and his rights and obligations under this Agreement to a third party or parties. Upon any such transfer, all of Randolph's interest in the Policy and rights and obligations under this Agreement and the Collateral Assignment shall be vested in the transferees, who shall be substituted for Randolph as a party or parties hereto, and Randolph shall have no further interest in the Policy or rights under this Agreement.

      b) CG&E's Right to Transfer Interest in the Policy. CG&E may assign its rights, interest and obligations under this Agreement; provided, however, any such assignment shall be subject to the terms of this Agreement.

9.    ERISA.    The following provisions are part of this Agreement and are intended to meet the requirements of Employee Retirement Income Security Act of 1974. This Plan is a "welfare plan" under ERISA. This Agreement (including the Schedules) constitutes a plan description and a summary plan description under ERISA.

      a)    Plan Name: JHR Split Dollar Life Insurance Plan

      b)    Plan Number: 519

      c)    Plan Year: May 1 - April 30

      d) Sponsor: The Cincinnati Gas & Electric Company, 139 East Fourth Street, Cincinnati, Ohio 45202, telephone (513) 381-2000, Federal Tax ID #31-0240030

      e) Plan Administrator: Robert P. Wiwi, Chairman of the MRP Committee, The Cincinnati Gas & Electric Company, 139 East Fourth Street, Cincinnati, Ohio 45202, telephone (513) 287-2294.

      f) Agent for Service of Legal Process: Robert P. Wiwi, Chairman of MRP Committee, c/o The Cincinnati Gas & Electric Company, 139 East Fourth Street, Cincinnati, Ohio 45202 (Service of process may also be made on the Plan Administrator.)

      g) Eligibility Requirements: Jackson H. Randolph, as President and CEO of CG&E.

      h) Claims: For claims procedure purposes, the "Claims Manager" shall be the Chairman of the CG&E Management Retirement Plan (or chair of the administration committee of any successor plan.)


            1) If for any reason a claim for benefits under this Agreement is denied by CG&E, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section of the Agreement on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

                  A) The claimant's claim shall be deemed filed when presented orally or in writing to the Claims Manager.

                  B) The Claims Manager's explanation shall be in writing delivered to the claimant within ninety (90) days of the date the claim is filed.

            2) The claimant shall have sixty (60) days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

            3) The Claims Manager shall decide the issue on review and furnish the claimant with a copy within sixty (60) days of receipt of the claimant's request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Agreement on which the decision is based. If a copy of the decision is not so furnished to the claimant within sixty
                  (60) days, the claim shall be deemed denied on review.

      i) ERISA Rights: As a participant in this agreement, Randolph is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all participants shall be entitled to:

            Examine, without charge, at the plan administrator's office and at other specified locations, all plan documents, including insurance contracts, and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

            Obtain copies of all plan documents and other plan information upon written request to the plan administrator. The administrator may make a reasonable charge for the copies.


            In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

            Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may request arbitration as provided in 10.

            If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may seek arbitration.

            If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

10. Arbitration of Denied Claims. Any controversy or claim arising out of or relating to a final decision, upon review pursuant to the procedures set forth in 9 above, that denies a claim for benefits under this Agreement shall be settled by arbitration under three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be subject to the statute of limitations that would apply if the claim on which the arbitration is based were brought as a suit in a United States district court under ERISA. The site of any such arbitration shall be Cincinnati, Ohio.

11. Entire Agreement; Amendment. This Agreement and the Collateral Assignment and any written amendments thereto contain all the terms and provisions of the parties' rights and obligations relating to the subject hereof and shall constitute the entire agreement of the parties, any other alleged terms or provisions being of no effect. Neither this Agreement nor the Collateral Assignment may be amended or modified except by a written instrument signed by all parties hereto.

12. Liability of Insurer. The Insurer shall be bound only by the provisions of and endorsements on the Policy, and any payments made or action taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons whatsoever. The Insurer shall be entitled to rely exclusively on a statement by CG&E as to the determination of the parties' respective interests in the Policy. The Insurer shall in no way be bound by or be deemed to have notice of the provisions of this Agreement.

13. Liability of CG&E. The benefits provided by the Insurer shall be governed by the terms of the Policy. All such benefits are provided solely by the Insurer and are subject to the Insurer's ability to pay benefits. CG&E does not guarantee the Insurer's payments under the Policy.

14. Binding Effect. This Agreement is binding upon and inures to the benefit of CG&E and any successor or transferee, Randolph (and his heirs, executors, administrators and transferees), and any Policy beneficiary.

15. Merger or Consolidation. In the event of a merger or a consolidation by CG&E with another corporation, or the acquisition of substantially all of the assets or outstanding stock of CG&E by another corporation, then and in such event the obligations and responsibilities of CG&E under this Agreement shall be assumed by any such successor or acquiring corporation, and all of the rights, privileges and benefits of Randolph under this Agreement shall continue.

16. No Employment Agreement. This Agreement is not an employment agreement and nothing in this Agreement changes or in any way affects CG&E's rights to terminate Randolph's employment.

17. No Guarantee of Any Particular Tax Results. Neither CG&E nor any of its agents, consultants or advisors guarantee any particular income tax treatment of this Agreement and the Policy. Randolph acknowledges that while the Agreement is in effect, Randolph is subject to income taxation each year on the excess, if any, of the value of the economic benefit attributable to the life insurance protection provided to Randolph under this Agreement over Randolph's premium payment for such year. Randolph also acknowledges that although the Policy is designed not to be or become a Modified Endowment Contract ("MEC") as defined in Section 7702A of the Internal Revenue Code of 1986, it may nevertheless be or become a MEC. Under a MEC, cash withdrawals and Policy loans are taxed to the extent there are earnings in the Policy, and may be subject to an additional tax.

18.   Randolph's Interest Is Exempt from Creditors (to the Extent Permitted by
      Law). To the extent enforceable under applicable law, neither Randolph's interest in the Policy and this Agreement nor any part thereof is subject in any manner to (1) any claims of any creditor of Randolph or CG&E, (2)the debts, contracts, liabilities or torts of Randolph or CG&E, or (3) voluntary or involuntary transfer to, on behalf of, or on account of any creditor of Randolph or CG&E. If any person or entity attempts to take any action contrary to this Section and if this Section is enforceable under applicable law, such action will have no effect, and CG&E and Randolph will disregard the action, will not in any manner be bound by it, and will not incur any liability on account of it or the disregard of it.

19. Miscellaneous. Where appropriate in this Agreement, words used in the singular shall include the plural, and words used in masculine shall include the feminine or neuter. This Agreement and all rights hereunder are governed by ERISA and, to the extent that state laws is applicable, the laws of the State of Ohio shall govern this Agreement. Titles have been inserted for convience of reference. In the event of any conflict, the text of this agreement, rather than a title, shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.


THE CINCINNATI GAS & ELECTRIC       JACKSON H. RANDOLPH
COMPANY


By:__________________________       __________________________
   Oliver W. Birckhead                    Jackson H. Randolph
   Chairman of the Compensation
   Committee, Board of Directors


Date:________________________       Date:_____________________
























                                  Schedule A

Insured - Jackson H. Randolph

1.    Northwestern Mutual Life Insurance Company:
      Policy  #12524794.

2.    Initial Face Amount $ 1,026,915.00.




                                  Schedule B

                     Schedule of Randolph's Death Benefits
                       During the Term of this Agreement



      Policy Year Ending April 30               Amount

      1994                                            $  950,000
      1995                                             1,007,000
      1996                                             1,067,420
      1997                                             1,131,465
      1998                                             1,199,353
      1999                                             1,271,314
      2000                                             1,347,593
      2001                                             1,428,449
      2002                                               714,224
      2003                                               714,224
      2004                                               714,224
      2005                                               714,224
      2006                                               714,224
      2007                                               714,224